Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Petrohawk Energy Corporation

We consent to the use of our reports dated March 7, 2005, with respect to the consolidated balance sheets of Mission Resources Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income or loss, and cash flows, for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in note 2 to the consolidated financial statements, effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations and, effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Houston, Texas
April 27, 2005